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                              THE ZWEIG FUND, INC.
                            ADMINISTRATION AGREEMENT


         ADMINISTRATION AGREEMENT, dated as of the 1st day of March, 1999 between THE ZWEIG FUND, INC., a Maryland corporation (the "Fund"), and ZWEIG/GLASER ADVISERS, a New York general partnership (the "Administrator").

                              W I T N E S S E T H:
                              - - - - - - - - - --

         WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund desires to avail itself of the facilities available to the Administrator with respect to the administration of the Fund's day to day corporate affairs, and the Administrator is willing to furnish such administrative services to or for the benefit of the Fund on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties hereby agree as follows:

         1. The Fund appoints the Administrator to administer its corporate affairs, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

         2. (a) Subject to the supervision of the Board of Directors of the Fund, the Administrator shall provide office facilities and personnel adequate to perform the following services at such office facilities for the Fund:
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                           (i) determine the net asset value per share of the
                  Fund's Common Stock ($.10 par value) (the "Shares") as of the close of trading on the New York Stock Exchange on each day the exchange is open for trading, and make such net asset value available for purposes of publication in accordance with the Fund's policy, as adopted from time to time by the Fund's Board of Directors;

                           (ii) maintain the books and records of the Fund
                  required under Rule 31a-1(b)(2) under the 1940 Act;

                           (iii) assist in preparing and providing to the Fund's
                  accountants information necessary for such accountants to prepare and file the Fund's U.S. federal, state and local income tax returns;

                           (iv) assist in preparing the financial information
                  for the Fund's proxy statements and quarterly and annual reports to shareholders;

                           (v) assist in preparing and providing to the Fund and
                  its counsel information necessary for the preparation of the Fund's reports to the Securities and Exchange Commission;

                           (vi) respond to or refer to the Fund's officers or
                  transfer agent shareholder inquiries relating to the Fund; and

                           (vii) authorize and permit any of the Administrator's
                  directors, officers and employees who may be elected as directors or officers of the Fund to serve in the capacities in which they are elected.

         The performance of services described in clauses (i), (ii), (iii), (iv) and (v) is subject to the Fund's investment adviser furnishing, on behalf of the Fund, the Administrator with information on a daily basis with respect to the Fund's portfolio transactions and such

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         other information as the Administrator may reasonably request. All services to be furnished by the Administrator under this Agreement may be furnished through any medium selected by the Administrator.

                  (b) In connection with services rendered by the Administrator under this Agreement, the Administrator will bear all of the following expenses:

                           (i) the salaries and expenses of all personnel of the
                  Administrator, and

                           (ii) all of the Administrator's own office expenses
                  incurred by the Administrator in connection with the services to be provided to the Fund and set forth in paragraph 2(a) hereof.

                           The Fund assumes and will pay all expenses other than
                  those assumed by the Administrator pursuant to this Agreement, including but not limited to the expenses described below:

                           (a) the fees and expenses of the Fund's investment
                  adviser or expenses otherwise incurred by the Fund in connection with the management of the Fund's assets;

                           (b) the fees and expenses of Fund directors who are
                  not affiliated persons of the Administrator or the Fund's investment adviser (including out-of-pocket expenses received for attendance of board of directors' meetings);

                           (c) the fees and expenses of the Fund's custodian
                  arising under the custody agreement or any other agreement between the Fund and its custodian;


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                           (d) the fees and expenses of the Fund's transfer and
                  dividend disbursing agent and registrar (which may be the custodian) arising under the transfer agency agreement or any other agreement with the Fund;

                           (e) the charges and expenses of legal counsel and
                  independent accountants for the Fund;

                           (f) brokers' commissions and any issue or transfer
                  taxes chargeable to the Fund in connection with its securities transactions;

                           (g) all taxes and corporate fees payable by the Fund
                  to federal, state or other governmental agencies;

                           (h) the fees of any trade association of which the
                  Fund may be a member;

                           (i) the cost of stock certificates representing, and
                  non-negotiable share deposit receipts evidencing, the Fund's Shares;

                           (j) all of the fees and expenses involved in
                  registering and maintaining registrations of the Fund and of its Shares with the Securities and Exchange Commission, and to the extent applicable under state securities laws, including the preparation and printing of the Fund's registration statements and prospectuses for filing under federal and state securities laws for such purposes;

                           (k) the fees and expenses involved in obtaining and
                  maintaining any stock exchange listings of the Fund's Shares;

                           (l) allocable communications expenses with respect to
                  investor services (including, without limitation, telephone, stationery and postage) and all expenses of stockholders' and directors' meetings and of preparing, printing and mailing

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                  reports to stockholders in the amount necessary for
                  distribution to the Fund's stockholders; and

                           (m) insurance premiums and litigation,
                  indemnification and other expenses not expressly provided for herein or in the Fund's investment advisory agreement.

         3. As full compensation for the services performed and the facilities furnished by the Administrator, the Fund shall pay the Administrator a fee at the annual rate of 0.13% of the average daily net assets of the Fund during the previous month. This fee will be computed daily and paid monthly.

         If in any fiscal year the aggregate expenses of the Fund (including fees pursuant to this Agreement and the Fund's investment advisory agreement, but excluding interest, taxes, brokerage and, with the prior written consent of the necessary state securities commissions, extraordinary expenses) exceed the expense limitations of any state having jurisdiction over the Fund, the Fund may deduct from the fees to be paid hereunder, or the Administrator will bear, to the extent required by state law, that portion of such excess which bears the same relation to the total of such excess as the Administrator's fee hereunder bears to the total fees otherwise payable for the fiscal year by the Fund, pursuant to this Agreement and the investment advisory agreement between the Fund and its investment adviser. The Administrator's reimbursement obligation under this paragraph 3 is limited by the amount of fees received by it under this Agreement. Such deduction or payment, if any, will be estimated weekly, and reconciled and effected or paid, as the case may be, on a monthly basis.

         4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for

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investment advice or the investment or reinvestment of the Fund's assets, or any other responsibilities not specifically assumed herein.

         5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with any matter to which this Agreement relates, except a loss resulting from its own willful misfeasance, bad faith or gross negligence in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

         6. The Administrator and the Fund each hereby represent and warrant, but only as to themselves, that each has all requisite authority to enter into, execute, deliver and perform its obligations under, this Agreement, and that this Agreement is legal, valid and binding, and enforceable in accordance with its terms.

         7. The Fund hereby covenants and agrees that it will:

                  (a) promptly advise the Administrator of all portfolio transactions made for the Fund on a daily basis;

                  (b) provide the Administrator with any information it requires to furnish services pursuant to this Agreement, in a timely fashion, and will provide any other information, in a timely fashion, as the Administrator may reasonably request; and

                  (c) immediately notify the Administrator in the event of any material change in the condition, operation or activities of the Fund.

         8. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Fund to

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engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         9. This Agreement shall continue in effect for a period of two years from the date hereof and thereafter shall continue in effect only so long as such continuance is specifically approved at least annually by the Board of Directors (including a majority of the directors who are not "interested persons" (as defined in the 1940 Act)) of the Fund or the Administrator; provided, however, that this Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Fund and may be terminated by the Administrator at any time, without the payment of any penalty, in either case on not more than 90 days' nor less than 60 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as such term is defined in the 1940 Act).

         10. During the term of this Agreement, the Fund shall furnish the Administrator, at its office at 900 Third Avenue, New York, New York, 10022, or such other place as the Administrator may designate in writing, with all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the public, that refer in any way to the Administrator, prior to the public dissemination or use thereof, and shall not use such material if the Administrator reasonably objects in writing within five business days after the receipt thereof or at such other time as may be mutually agreed upon. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials which refer in any way to the

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Administrator. The Fund shall furnish or otherwise make available to the
Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, and from time to time, reasonably requests in order to discharge its obligations hereunder.

         11. This Agreement may be amended or modified, but only by mutual written consent.

         12. It is understood that the Administrator is an independent contractor and not an employee or agent of the Fund and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         13. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by certified or registered mail, postage prepaid, (a) to the Administrator at 900 Third Avenue, New York, New York 10022, Attention: Fund Services; or (b) to the Fund at 900 Third Avenue, New York, New York 10022, Attention: President with a copy to Robert E. Smith, Esq. of Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022.

         14. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangement with respect to the subject matter hereof.

         15. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                   THE ZWEIG FUND, INC.


                                   By: /s/ Martin Zweig
                                       -----------------------------------------
                                           Martin Zweig
                                           President


                                   ZWEIG/GLASER ADVISERS


                                   By: /s/ Eugene J. Glaser
                                       -----------------------------------------
                                           Eugene J. Glaser
                                           President




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